EXHIBIT 99.2

Inuvo Appoints Rob Buchner as Chairman and Chief Executive Officer

LITTLE ROCK, AR, January 28, 2026 -- Inuvo, Inc. (NYSE American: INUV), a leading provider of artificial intelligence-driven data and advertising technology solutions, today announced the appointment of Rob Buchner as Chairman of the Board and Chief Executive Officer, effective February 1, 2026.

Throughout 2025, Buchner worked closely within Inuvo in an advisory, board, and executive capacity. This experience has provided a comprehensive understanding of the company’s existing markets, strategy, technology, and growth opportunities. Since joining the executive team as Chief Operating Officer in October of 2025, he has led a comprehensive review of talent, operations, product development, capital allocation, and go-to-market priorities. This review has shaped Mr. Buchner's perspective on the company's overall strategy, driving changes that support profitable growth while strengthening Inuvo's core differentiation.

“Rob has developed a strong understanding of Inuvo’s business and market opportunities,” said Gordon Cameron, Inuvo Board Member. “His prior experience and success as CEO of both large and small companies, combined with his deep knowledge of the industry Inuvo serves, his proven go-to-market expertise, and his tenure with Inuvo to date, made him the ideal candidate for this critical stage in the company's evolution.”

“I’m honored to step into the CEO role at this important moment for Inuvo,” said Buchner. “The company has built a strong foundation and team. My immediate priorities are to accelerate adoption of our proprietary AI platform, IntentKey®, strengthen growth-focused strategic partnerships, and deliver actionable consumer intent insights that enable precisely targeted media buys.”

Buchner succeeds Richard Howe, who served as Chief Executive Officer for 15 years. During his tenure, Howe guided Inuvo through significant industry change and played the central role in the company’s evolution toward AI-driven, privacy-first advertising. Howe will continue to serve on Inuvo’s Board of Directors, supporting leadership continuity and the company’s long-term strategy.

On Wednesday, January 28, 2026, 5:15 p.m. Eastern Time, Inuvo will host an address from Mr. Buchner in which he will outline his strategic priorities and vision for Inuvo’s next phase of growth.

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Shareholder Update Details:

Date: Wednesday, January 28, 2026

Time: 5:15 p.m. Eastern Time

Toll-free Dial-in Number: 1-800-717-1738

International Dial-in Number: 1-646-307-1865

Conference ID:  1189669

Webcast Link: HERE

About Inuvo

Inuvo, Inc. (NYSE American: INUV) is a market leader in Artificial Intelligence built for advertising. Its IntentKey® AI solution is a first-of-its-kind proprietary and patented technology capable of identifying and actioning the reasons why consumers are interested in products, services, or brands, not who those consumers are. To learn more, visit www.inuvo.com.

Safe Harbor / Forward-Looking Statements

Statements in this press release relating to Inuvo's future plans, expectations, beliefs, intentions, and prospects are "forward-looking statements" and are subject to material risks and uncertainties. A detailed discussion of these factors and other risks that affect our business is contained in Inuvo’s Securities and Exchange Commission (SEC) filings, including our most recent reports on Form 10-K and Form 10-Q under the heading "Risk Factors." These filings are available on the SEC's website or on Inuvo’s website at Investor Relations - Inuvo®. All information in this press release is current as of the date of release, and Inuvo undertakes no duty to update any statement in light of new information or future events.

Investor Relations:

Wallace Ruiz

Chief Financial Officer

Tel (501) 205-8508

wallace.ruiz@inuvo.com

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